Farmers Capital Bank Corporation
                            One Farmers Bank Plaza
                          Frankfort, Kentucky   40601

                   Notice of Annual Meeting of Shareholders
                            to be Held May 9, 1995

The Annual Meeting of Shareholders of Farmers Capital Bank Corporation
(the "Corporation") will be held at the main office of Farmers Bank & Capital Trust Co., One Farmers Bank Plaza, Frankfort, Kentucky, on Tuesday, May 9, 1995 at 11:00 a.m. for the following purposes:

    1. The election of four directors for three-year terms ending in 1998 or until their successors have been elected and qualified;

    2. Ratification of the appointment of Coopers & Lybrand as independent accountants for the Corporation and its subsidiaries for the calendar year 1995; and

    3. The transaction of such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Only shareholders of record at the close of business on April 1, 1995 are entitled to notice of and to vote at this meeting, or any adjournment thereof. The stock transfer books will not be closed.

It is desirable that as many shareholders as possible be represented at the meeting. Consequently, whether or not you now expect to be present, please execute and return the enclosed proxy. You may revoke the proxy at any time before the authority therein is exercised. Simply complete, date, sign and return the proxy in the enclosed prepaid envelope.

                                         By order of the Board of Directors,



                                         James H. Childers
                                         Secretary

Frankfort, Kentucky
April 3, 1995



                           Your Vote Is Important

            Please date, sign and promptly return the enclosed proxy
                   in the accompanying postage-paid envelope.


                       Farmers Capital Bank Corporation
                            One Farmers Bank Plaza
                          Frankfort, Kentucky   40601
                                 502/227-1600

                               Proxy Statement
                   Annual Shareholders Meeting-May 9, 1995

General

The Board of Directors of Farmers Capital Bank Corporation (the "Corporation") hereby solicits your proxy for use at the Annual Shareholder's Meeting (the "Meeting"). The Meeting will be held at the main office of Farmers Bank & Capital Trust Co. ("Farmers Bank"), One Farmers Bank Plaza, Frank fort, Kentucky, on Tuesday, May 9, 1995 at 11:00 a.m., or at any adjournment thereof. The persons named as proxies in the form of proxy, Charles S. Boyd and Dr. John P. Stewart, have been designated as proxies by the Board of Directors.

When the enclosed proxy is executed and returned before the Meeting, the shares represented thereby will be voted at the Meeting as specified thereon. Any person executing the enclosed proxy may revoke it prior to the voting at the Meeting by giving written notice of revocation to the Secretary of the Corporation, by filing a proxy bearing a later date with the Secretary or by attending the Meeting and voting his or her shares in person.

This Proxy Statement and the accompanying form of proxy are first being sent to shareholders on or about April 3, 1995.

Matters to be Considered

    The matters which the Board of Directors proposes to bring before the shareholders at the Meeting are as follows:

    1. Election of four directors for three-year terms ending in 1998, or until their successors have been elected and qualified;

    2. Ratification of the appointment of Coopers & Lybrand as independent accountants for the Corporation and its subsidiaries for the calendar year 1995.

The four nominees for director receiving the highest number of votes shall be elected directors, to hold the office for three year terms ending in 1998 or until their successors are elected and qualified.

Under Kentucky law, the presence in person or by proxy of at least a majority of the shares of outstanding common stock entitled to vote is necessary to constitute a quorum.
Voting

    Voting rights are vested exclusively in the holders of shares of Corporation Common Stock. A shareholder is entitled to one vote per share of Corporation Common Stock owned on each matter coming before the Meeting except that voting rights are cumulative in connection with the election of directors. In the election of directors, each shareholder is entitled to as many votes as are equal to the number of such shareholder's shares of Corporation Common Stock multiplied by the number of directors to be elected, and the shareholder may cast all such votes for a single nominee or distribute such votes among two or more nominees as the shareholder sees fit. For example, if you own 100 shares of Corporation Common Stock you can give each of the four nominees 100 votes, one of the nominees all 400 votes or any other division of your 400 votes among the nominees as you see fit. Any vote for the election of directors of the Board of Directors proxy form as described herein will constitute discretionary authority to the named proxies to cumulate the votes to which such proxy forms relate as they shall determine.

    Only shareholders of record at the close of business on April 1, 1995 will be entitled to receive notice of and to vote at the Meeting. On April 1, 1995 there were 3,866,382 shares of Corporation Common Stock issued and outstanding.

    Shareholders being present in person or by proxy representing a majority of the outstanding shares of the Corporation shall constitute a quorum. If a quorum is present, a majority of the votes cast in person or by proxy shall constitute a plurality meaning that the individuals who receive the largest number of votes are elected as directors. Accordingly, any shares not voted (whether by withholding authority, broker's non-vote or otherwise) have no impact on the election of directors except to the extent that the failure to vote for an individual results in another individual receiving a larger number of votes.


The following table gives the indicated information as to all persons or entities known to the Corporation to be beneficial owners of more than five (5%) percent of the shares of Corporation Common Stock. Unless otherwise indicated, beneficial ownership includes both voting power and investment power.


                                Amount an Nature
                                of Beneficial
                                Ownership of
                                Corporation
Name and Address of             Common Stock as of                 Percent
Beneficial Owner                April 1, 1995                      of Class 1

Farmers Bank & Capital            478,083.868 2                       12.4
Trust Co., as Fiduciary
One Farmers Bank Plaza
Frankfort, KY  40601

1 Based on 3,866,382 shares of Corporation Common Stock outstanding as of April 1, 1995.

2 The shares indicated are held by the Trust Department of Farmers Bank, a subsidiary of the Corporation, in fiduciary capacities as trustee, executor, agent or otherwise. Of the shares indicated, Farmers Bank has the sole right to vote 432,087.868 shares, or approximately 11.2% of the outstanding shares. All such shares will be voted at the Meeting. Farmers Bank holds no voting power with respect to 45,996 shares of Corporation Common Stock which it holds in a fiduciary capacity. In addition, of the shares indicated, Farmers Bank has sole investment power with respect to 200,739 shares (5.2% of outstanding shares), shared investment power with respect to 171,240 shares (4.4% of the outstanding shares) and no investment power with respect to 106,104.868 shares (2.7% of the outstanding shares).


                            Election of Directors


Pursuant to the Corporation's Articles of Incorporation, as amended, at the 1995 Annual Meeting of Shareholders there shall be elected four directors who shall hold office for three-year terms ending in 1998, or until their successors are elected and qualified.

    The persons named in the enclosed proxy will vote such proxy for the election of the nominees listed in the table below, under the caption "Nominees for three-year terms ending in 1998," for the office of director.
If any of the nominees listed has become unavailable for any reason at the time of the Meeting, the persons named in the proxy will vote for such substitute nominee as they, after consultation with the Corporation's Board of Directors, shall determine. The Board of Directors currently knows of no reason why any of the nominees listed below is likely to become unavailable. If considered desirable, cumulative voting will be exercised by the persons named in the proxy to elect as many of such nominees as possible.




                              Principal
               Has Served    Position and    Occupation
Nominee        As Director   Offices with    During the          Other
and age        Since 1       Corporation 2   Past Five Years 3   Directorships 4

                    Nominees for Three Year Terms Ending in 1998

Warner U. Hines     1982      Director        Realtor,           Kentucky
(67)                                          Hines &            Investors, Inc.
                                              McDonald

John J. Hopkins     1982      Director        Attorney           GTE South,
(69)                                                             Inc.

Dr. John P. Stewart 1982      Chairman of     Radiologist
(67)                          the Boards      (retired)
                              of Directors of
                              the Corporation
                              and Farmers Bank

William R. Sykes    1989      Director and     President and Chief
(58)                          Vice President;  Executive Officer of
                              Director, FCB    Farmers Bank
                              Services, Inc.
                              and Leasing One
                              Corp.


                                            Principal
              Has Served    Position and    Occupation
Nominee       As Directo    Offices with    During the          Other
and age       Since 1       Corporation 2   Past Five Years 3   Directorships 4

                   Continuing Directors Whose Terms Expire in 1996

Charles O. Bush   1982       Director;             Director
(62)                         Director, Money
                             One Credit Corp.

E. Bruce Dungan   1982       Director              President and Chief
(66)**                                             Executive Officer of
                                                   Corporation, May 1988
                                                   to December 1991;

Michael M. Sullivan 5
(57)              1982       Director and          Vice President-Cashier
                             Vice President        of Farmers Bank
                             of the
                             Corporation; Senior
                             Vice President, FCB
                             Services, Inc.


                 Continuing Directors Whose Terms Expire in 1997

Charles S. Boyd   1992       Director; President    Senior Vice President
(53)*                        and Chief Executive    and Chief Financial
                             Officer of the         Officer of Corporation
                             Corporation            and Farmers Bank

Dr. John D. Sutterlin
(54)              1982       Director;              Dentist,
                             Director Leasing       Sutterlin &
                             One Corp.              Bradshaw, P. S. C.

Joseph C. Yagel, Jr.
(67)              1982       Director               President, J. C. Yagel
                                                    Hardware, Inc.


*Also a director of United Bank & Trust Co. ("United Bank"), Lawrenceburg National Bank ("Lawrenceburg Bank"), Farmers Bank and Trust Co. in Georgetown, Kentucky ("Farmers Georgetown Bank"), First Citizens Bank, Hardin County,
Inc., Horse Cave State Bank ("Horse Cave Bank"), and FCB Services, Inc., all of which are subsidiaries of the Corporation as well as Money One Credit of Kentucky, Inc. ("Money One"), a subsidiary of Farmers Bank.

 **Also a director of "First Citizens Bank", "Horse Cave Bank", FCB Services,
   Inc., and Money One.

1 Refers to the year in which the nominee or the continuing director became a director of the Corporation.

2 All directors are also directors of Farmers Bank & Capital Trust Co.

3 None of the corporations or organizations listed in this column, apart from Farmers Bank, are parents, subsidiaries or affiliates of the Corporation.

4 Listed are directorships held by each nominee or continuing director in any corporation with a class of securities registered with the Securities and Exchange Commission pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section 15(d) of that Act, or any corporation registered as an investment company under the Investment Company Act of 1940.

5 Michael M. Sullivan and Joseph C. Yagel, Jr. are first cousins. Apart from that relationship, none of the directors are related by blood, marriage or adoption in relationship less remote than second cousin to any other director.


In addition to the nominees and continuing directors listed in the table above, Mr. Frank Sower and Mr. Charles T. Mitchell serve as Advisory Directors to the Corporation. The retirement policy for directors of the Corporation states that directors shall retire upon reaching age 70 and may at that time, at the discretion of the Board of Directors, become Advisory Directors.

During 1994, the Board of Directors of the Corporation had a total of ten meetings. With the exception of Mr. Hopkins, each of the Corporation's directors attended at least seventy percent (70%) of the aggregate number of meetings of the Board of Directors and the committees on which each such director served.


Committees of the Board of Directors

There are three standing committees of the Board of Directors of the Corporation; the Retirement Committee, the Audit Committee, and Compensation Committee. The Retirement Committee consists of William R. Sykes, Charles S. Boyd, G. Anthony Busseni - President, Farmers Georgetown Bank, Brenda Rogers
- Secretary of Farmers Bank, James E. Staples - Vice President, Farmers Capital Bank Corporation, Paul H. Vaughn - Executive Vice President of Lawrenceburg National Bank, Charles T. Mitchell and John J. Hopkins. During 1994, the Retirement Committee met two times.

The Audit Committee consists of Charles T. Mitchell, Warner U. Hines, Dr.
John P. Stewart and Joseph C. Yagel, Jr. During 1994, the Audit Committee met four times.

The Compensation Committee met once during 1994.



Stock Ownership of Management

The table below gives the indicated information as to the shares of Corporation Common Stock beneficially owned by all directors and nominees, advisory directors and executive officers. Unless otherwise indicated, beneficial ownership includes both voting power and investment power.

                             Amount and Nature of
                             Beneficial Ownership of            Percent
                             Corporation Common                 of
Name                         Stock as of April 1, 1995 1        Class 2


Charles S. Boyd              8,407.406 3                        .22

Charles O. Bush              7,000.00  4                        .18

E. Bruce Dungan             39,917.686 5                       1.04

Warner U. Hines             15,907.158 6                        .42

John J. Hopkins             75,700.    7                       1.96

Charles T. Mitchell         16,500.    8                        .43

Frank W. Sower             160,067.    9                       4.14

John P. Stewart             37,750.    10                       .98

Michael M. Sullivan        112,292.494 11                      2.90

John D. Sutterlin           29,738.765 12                       .77

William R. Sykes             7,263.785 13                       .19

Joseph C. Yagel, Jr.        50,050.    14                      1.30

James H. Childers            7,358.262 15                       .19

Gordon M. Taylor            17,798.893 16                       .46

All directors and
  nominees,                585,834.985                        15.18
  advisory directors
  and officers
  as a group

1 All entries are based on information provided to the Corporation by its directors and officers. The persons listed, unless otherwise indicated, are the sole owners of the reported securities and accordingly exercise both sole voting and sole investment power over the securities. However, as indicated in the following footnotes, this column includes, in some instances, shares of Corporation Com m on Stock in which members of the immediate family of the person listed have a specified interest, as well as shares in which entities owned or controlled by the person listed has a specified interest. These shares are reported because of the definition of "beneficial ownership" for purposes of federal securities laws. In each such case, the director disclaims beneficial ownership of any such shares and declares that the filing of this statement shall not be construed as an admission that the director is, for the purposes of sections 13(d) or 14(d) of the Securities Exchange Act of 1934, the beneficial owner of such securities.

2 Based on 3,866,382 shares of Corporation Common Stock outstanding as of April 1, 1995.

3 Includes 5,719.433 shares held jointly with Mr. Boyd's wife, Lee Boyd; and
  365.369 shares held for him in the Employees Stock Ownership Plan (the ESOP).

4 Includes 5,925 shares held in trust for the benefit of Mr. Bush's wife and children, with Mr. Bush's wife serving as trustee and over which Mr. Bush has sole investment and voting power.

5 Includes 2,625 shares owned by Mr. Dungan's son, Bruce G. Dungan, a Vice
  President of Farmers Bank, 1,000 shares held by Mr. Dungan's son, Patrick M. Dungan, and 21,000 shares owned by Mr. Dungan's wife, Peggy D. Dungan; and
  605.975 shares held for him in the ESOP.

6 Includes 1,850 shares owned by Mr. Hines' wife, Suzanne W. Hines; and
  910.422 shares owned by three of Mr. Hines' children.

7 Includes 4,000 shares held by Mr. Hopkins' wife, Patricia M. Hopkins; 2,750 shares held by Mr. Hopkins' son, John J. Hopkins III; 2,650 shares held by Mr. Hopkins daughter, Mary Hopkins Thacker; 100 shares jointly held by Mr. Hopkins' daughter and her husband, B. Thomas Thacker; 100 shares owned by Mr. Hopkins' son-in-law, B. Thomas Thacker; and 100 shares owned jointly by Mr. Hopkins' wife and her mother, Mrs. Elsie B. Moore.

8 Includes 3,600 shares owned by Mr. Mitchell's wife, Jean G. Mitchell; 3,700 shares held in Individual Retirement Account established by Mr. Mitchell with Farmers Bank serving as trustee.

9 Includes 17,400 shares owned by Mr. Sower's wife, Minnie Lynn Sower; 9,650 shares owned by Mr. Sower's son, Frank W. Sower, Jr.; 18,120 shares owned by Mr. Sower's son, John R. Sower; 3,897 shares held by Mr. Sower's daughter, Lynn Sower Bufkin.

10 Includes 30,750 shares held by Dr. Stewart as trustee for his own benefit;
   5,000 shares held in trust by Farmers Bank for the benefit of three of Dr. Stewart's children.

11 Includes 17,040 shares held by Pat Sullivan Insurance Agency, Inc., of which Mr. Sullivan is President; 1,125 shares owned by Mr. Sullivan's three children; 280 owned by Mr. Sullivan's wife Lynn Sullivan; and
   262.494 shares held for him in the ESOP.

12 Includes 7,960 shares held in a private pension plan established by Dr.
   Sutterlin with Farmers Bank serving as trustee; and 78.765 shares held by Dr. Sutterlin's three children.

13 Includes 567.798 shares held for him in the ESOP, and 1,444.964 held by his wife, Sue A. Sykes.

14 Includes 4,515 shares held by Mr. Yagel's wife Sallie E. Yagel; 18,460 shares held by her as trustee for her benefit; 21,090 held by Mr. Yagel as trustee for his benefit; and 1,000 shares held in Mr. Yagel's IRA.

15 Includes 341.316 shares held in a Keogh Plan Account; 675 shares held in trust for his children with his wife serving as a trustee; and 341.946 held by the ESOP.

16 Includes 400 shares owned by his wife, Joan H. Taylor; and 403.893 held for him in the ESOP.


                      Further Information As To Management

Compensation

During 1994, Mr. Boyd received compensation from the Corporation as President and Mr. Childers received compensation from the Corporation as Executive Vice President. Messrs. Sykes and Taylor received their compensation through Farmers Bank. The following table shows the cash compensation paid in 1994 by either the Corporation or Farmers Bank to the Corporation's four most highly compensated executive officers.



                                             Long Term Compensation
                  Annual Compensation          Awards     Payouts

(a)        (b) (c)       (d)       (e)      (f)       (g)       (h)      (i)

                                   Other
Name                               Annual   Restricted                 All Other
and                                Compen-  Stock               LTIP    Compen-
Principal                          sation   Awards    Options/  Payouts sation2
Position  Year Salary($)1 Bonus($) ($)      ($)       SARs(#)   ($)     ($)

Charles S.
Boyd      1992 135,275.67 23,695.04                                    10,255.41
President 1993 160,499.99                                              11,404.14
& CEO     1994 174,922.75  7,103.69                                    14,746.13

William R.
Sykes
President
& CEO     1992 170,463.14 19,174.05                                    12,486.40
Farmers   1993 170,535.98 15,980.08                                    12,643.38
Bank      1994 170,535.98  6,902.66                                    14,526.79

Gordon M.
Taylor
Treasurer &
EVP       1992 101,320.75  6,835.50                                     7,819.98
Farmer    1993 103,352.88  7,054.87                                     7,976.35
Bank      1994 106,315.38  4,165.02                                     9,253.78

James H.
Childers
EVP,      1992  90,804.82 11,342.50                                     6,987.98
Secr.,    1993  92,749.97                                               7,143.97
Gen.      1994  95,749.99  3,770.55                                     8,374.47
Counsel


1 The compensation indicated in this column includes cash compensation to such persons in all capacities indicated as well as compensation in the form of director's fees for service as a director of one or more of the Corporation's subsidiaries.

2 The amounts reflected in this column include the amounts contributed by the Corporation to the accounts of the named individuals in the Corporation Pension Plan and the Corporation Salary Savings Plan, both of which are described below.


Compensation of Directors

Directors of the Corporation who are not employed as officers of either the Corporation or any subsidiary receive an annual fee of $2,000.00. Directors of the Corporation who are not employed by the Corporation or any subsidiary, but who are also directors of Farmers Bank receive an annual fee from the Bank of $10,000 plus $50 per meeting attended for membership on Farmers Bank committees such as the Trust Committee, the Audit Committee and the Loan Committee. Dr. John P. Stewart receives $6,000.00 in addition to his normal director's fee for his services as Chairman of the Board.

Compliance with Section 16 (2) of the Exchange Act:

According to information provided to the Corporation by its directors and officers, all are in compliance with Section 16 (2) of the Act.

Report of Compensation Committee

The Compensation Committee is composed of Dr. John P. Stewart, M. D., Chairman of the Board of Directors, Mr. Charles T. Mitchell, CPA, a former Director and now an advisory director, and Mr. Charles O. Bush, a director. The Compensation Committee set Mr. Boyd's salary, as indicated on the foregoing table, at a level consistent with Chief Executive Officers of financial corporations of comparable size according to information available to the committee. Mr. Boyd's salary for 1994 was well within the third quartile of regional chief executive officers.

The factors normally considered by the Compensation Committee were tempered in 1993 by the fact that the Corporation received the proceeds from a bond claim relating to its fraud loss in 1990 and also benefited from the adoption of SFAS 109. Net income increased to $10.8 million in 1993 compared to $6.3 million in 1992. After eliminating the above-mentioned factors, net income rose to $6.9 million or 9.6% increase. Return on average assets and average equity rose to 1.33% and 11.86%, respectively, compared to .78% and 7.16% in 1992. After eliminating the nonrecurring factors, the return on average assets was .85% and the return on average equity was 7.60%. Moreover, in 1993, the nonperforming assets of the Corporation continued to decline by approximately 55%.

The Compensation Committee believes that the Corporation will continue to rebound from its fraud loss in 1990 and its nonperforming loan problem which existed in 1991.

The Compensation Committee is also responsible for setting the salaries of other named executive officers. The setting of those salaries is based upon the Corporation's general compensation policy which considers both quantitative and qualitative variables. Those variables consist of, but are not limited to performance of the Corporation, performance of the individual subsidiaries, the individual's contribution to performance, industry standards, number of individuals supervised, experience and education in key areas, corporate needs and current economic conditions.

The Compensation Committee is also responsible for administering the Corporation's incentive plan. The plan is designed to award incentive payments to all full-time employees of the Corporation and its subsidiaries when certain threshold levels of performance are met. The Committee established the incentive threshold at the earnings level budgeted by the Corporation. As the earnings of the Corporation exceed that threshold, certain incentive percentages are triggered. For example, if earning exceed the budgeted threshold by an amount equal to 1% of the full-time employee salaries, then the employees get a 1/2 of 1% incentive payment. Likewise, if the earnings exceed the threshold by 2% of full-time employee salaries, the employees get a 1% incentive payment. In 1994, earnings exceed the budgeted threshold by such an amount that each employee received an additional 4.1% of his salary. For 1995, a threshold some 17% higher than the threshold for 1994 and 10% higher than reported 1994 earnings, has been established.

All amounts of compensation indicated are deductible for income tax purposes.


                                                 Dr. John P. Stewart, M.D.
                                                 Charles T. Mitchell, C.P.A.
                                                 Charles O. Bush


Corporation Pension Plan

The Corporation and its subsidiaries maintain a Pension Plan for their respective employees, which Pension Plan functions both as an employee stock ownership plan and as a money purchase pension plan. Employees who have attained the age of twenty-one and who have completed one year of service are eligible to participate in the Pension Plan. For purposes of the Plan, a year of service is a twelve month period in which an employee works at least 1000 hours. The money purchase portion of the Pension Plan provides that the Corporation shall contribute to the Plan for a Plan Year on behalf of each participant an amount equal to 4% of such participant's compensation for the Plan Year.

In addition to the money purchase component of the Pension Plan, the Pension Plan also includes an employee stock ownership component. The Pension Plan provides that the Corporation, in addition to its 4% contribution, may at its discretion contribute additional amounts (up to the maximum imposed by federal law) which will be allocated to all participants in the ratio that each participant's compensation bears to all participants' compensation. Such discretionary contributions will be utilized to purchase shares of Corporation Common Stock to be held in the participants' accounts. Such shares of Corporation Common Stock may be acquired from the Corporation, its shareholders or the open market and may be acquired at any price provided that the price does not exceed the market price at the time of the purchase. A 1% discretionary contribution was made to the Pension Plan in 1994.

Amounts voluntarily contributed by a participant to a tax-deferred account under the Corporation Salary Savings Plan described below are considered as part of the participant's compensation for purposes of computing contributions to the Pension Plan. The benefits which a participant can ultimately expect to receive from the Pension Plan are based upon the amount of the annual contributions made by the Corporation to his or her account together with the accumulated value of all earnings on these contributions.

A participant who has completed seven years of service with the Corporation or its subsidiaries will be 100% vested in the balance of his or her account, with the Pension Plan's complete vesting schedule as follows: three years of service, 20% vested; four years of service, 40% vested; five years of service, 60% vested; six years of service, 80% vested; and seven years of service, 100% vested.

The Corporation officers listed above in the compensation table participate in the Pension Plan and the amounts shown in the compensation table under the caption " All other compensation" include the amounts contributed in 1994 for the benefit of Corporation officers listed above in the compensation table as follows: Mr. Boyd $8,746.13; Mr. Childers, $4,652.49; Mr. Sykes $8,526.79;
Mr. Taylor $5,140.76; and the executive officers as a group $27,066.17.


Corporation Salary Savings Plan

The Corporation and its subsidiaries maintain a Salary Savings Plan for their employees who have attained the age of 21 and who have completed one year of service with the Corporation or its subsidiaries. A year of service is a twelve-month period in which an employee works at least 1,000 hours. The Savings Plan provides for four types of contributions, as follows:

    1.    Voluntary tax deferred contributions made by the participant.

    2.    Matching contributions made by the Corporation.

    3. Non-discretionary Corporation contributions of a percentage of a participant's compensation.

    4.    Discretionary Corporation contributions.

A participant is permitted to make tax-deferred voluntary contributions under a salary reduction agreement. This deferral of compensation is subject to certain limitations, one of which is the limit imposed by the Internal Revenue Code of 1986, as amended, upon the dollar amount of the deferral. In 1994, such limit was $9,240.00.

All tax deferred contributions made by a participant up to an amount equal to 4% of such participant's compensation are matched on a dollar-for-dollar basis by a Corporation contribution to the Savings Plan, subject to certain limitations. No matching contributions are made with regard to a participant deferral contribution in excess of 4% of compensation. The Corporation may, in its sole discretion, make additional contributions to the Savings Plan on behalf of participants. The Corporation made no discretionary contribution to the Savings Plan in 1994. Discretionary contributions are allocated among participants in the ratio that each participant's compensation bears to all participant's compensation.

Amounts voluntarily contributed by a participant to the participant's tax-deferred account under the Savings Plan are considered as part of the participant's compensation for purposes of computing the Corporation's contribution to the Savings Plan.

The Salary Plan participants are immediately vested in 100% of their tax-deferred voluntary contributions. As to all other amounts contributed by the Corporation to the Savings Plan, the vesting schedule mirrors that of the Corporation Pension Plan enumerated above.

The amounts shown in the compensation table above under the caption "All
Other Compensation" include the matching contribution amounts accrued in 1994 for the benefit of the Corporation officers participating in the Savings Plan, as follows: Mr. Boyd, $8,000.00; Mr. Childers, $3,721.98; Mr. Sykes, $6,000.00; Mr. Taylor, $4,113.02, and the executive officers as a group, $19,835.00.


Transactions with Management

Farmers Bank, United Bank, Lawrenceburg Bank, First Citizens Bank, Farmers Georgetown Bank and Horse Cave Bank have had banking transactions in the ordinary course of business with directors and executive officers of the Corporation and their associates, and expect to have such transactions in the future. All loans to such persons or their associates have been on the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transaction s with others, and have not involved more than normal risk of collectability or other unfavorable features.

All amounts paid to or received from directors and their interests for insurance coverage, lease payments and retainer fees were made at substantially the same terms as those prevailing at the time for comparable transactions with other unrelated persons.

Farmers Bank, United Bank, Lawrenceburg Bank, First Citizens Bank, Farmers Georgetown Bank and Horse Cave Bank have also engaged and expect to engage in the future in transactions in the ordinary course of business with directors and executive officers of the Corporation and their associates involving services as a depository of funds, trustee or similar services. All such transactions have been on the same terms as those prevailing at the time for comparable transactions with other persons.

The Corporation and Farmers Bank purchase certain insurance coverage through the Pat Sullivan Insurance Agency, Inc., paying an annual premium which was $468,630.51 for the Corporation in 1994. Mr. Michael M. Sullivan, a director and officer of FCB Services, Inc., is the president, a director, and significant shareholder of the Pat Sullivan Insurance Agency, Inc.

Farmers Bank pays $13,850 annually to a real estate partnership, Frankfort Plaza Company, for a land lease to the property on which its West Frankfort Branch is located. Mr. Warner U. Hines and Dr. John P. Stewart, both of whom are members of the Corporation's and Farmers Bank's Board of Directors, are partners in Frankfort Plaza Company.

Farmers Bank leases the second floor of a building located at 201 West Main Street, Frankfort, Kentucky, to the Charles T. Mitchell Company for $22,000 per year. Mr. Charles T. Mitchell is an advisory director of the Corporation and Farmers Bank and is a former partner (now retired) in the Charles T. Mitchell Company.

Farmers Bank paid a $3,000 retainer fee to Attorney John J. Hopkins, a member of the Corporation's and Farmers Bank's Board of Directors.


                   Ratification Of Independent Accountants.


(The Corporation's Board of Directors recommends voting FOR this proposal, which is designated in the Proxy as Item 2. Adoption of this proposal requires the affirmative vote of a majority of the shares of Corporation Common Stock that are voted at the Meeting.)

The Board of Directors of the Corporation has appointed (subject to shareholder ratification) Coopers & Lybrand as auditors of the Corporation and its subsidiaries for the year 1995. Coopers & Lybrand is a nationally known firm. It is one of the six largest accounting firms in the country with offices in several major cities.

Although it is not legally required, the Board of Directors desires, as a matter of corporate policy, to submit the selection of Coopers & Lybrand for ratification at the Meeting.

The following resolution concerning the appointment of independent accountants will be offered at the meeting:
          "RESOLVED, that the appointment by the Board of Directors of Coopers & Lybrand as auditors of the Corporation and its subsidiaries for the year 1995 is hereby ratified."

Representatives of Coopers & Lybrand will be present at the Meeting with the opportunity to make a statement and respond to appropriate questions.


                                    General

1996 Annual Meeting. It is presently contemplated that the 1996 Annual Meeting of the Shareholders will be held on or about May 8, 1996. In order for any shareholder proposal to be included in the proxy material of the Corporation for the 1996 Annual Meeting of Shareholders, it must be received by the Secretary of the Corporation no later than December 10, 1995. It is urged that any such proposals be sent by certified mail, return receipt requested.

Expenses. The expense of this solicitation of proxies will be borne by the Corporation. Solicitations will be made by the use of mails, except that proxies may be solicited personally or by telephone by directors and officers of the Corporation. The Corporation does not expect to pay any other compensation for the solicitation of proxies, but will reimburse brokers and other persons holding stock in their names, or in the name of nominees, for their expenses in sending proxy materials to their principals.


                               Other Business

The Board of Directors does not presently know of any matters which will be presented for action at the Meeting other than the election of directors, and the ratification of the appointment of Coopers & Lybrand as the Corporation's independent accountants for 1995. However, if any other matters properly come before the Meeting, the holders of proxies solicited by the Board of Directors of the Corporation will have the authority to vote the shares represented by all effective proxies on such matters in accordance with their best judgement.

                                Annual Report

Shareholders have concurrently with this Proxy Statement been sent a copy of the Corporation's Annual Report for the year ended December 31, 1994. The sections of said Annual report entitled "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as all financial statements found therein (and reports and notes thereto), are expressly incorporated by reference into this Proxy Statement. The Corporation has filed with the Securities and Exchange Commission an annual report on Form 10-K for the year ended December 31, 1994 under the Securities and Exchange Act of 1934. Upon written request, the Corporation will furnish any person who is a shareholder of the Corporation as of April 1, 1995, a copy of such Form 10-K without charge. Send requests to James H. Childers, Secretary, Farmers Capital Bank Corporation, One Farmers Bank Plaza, Frank fort, Kentucky 40601. The Form 10-K report is not part of this material for the solicitation of proxies.

                                      By Order of the Board of Directors,



                                       James H. Childers
                                       Secretary

Frankfort, Kentucky
April 3, 1995